Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kenon Holdings Ltd. of our report dated February 27, 2014 with respect to the consolidated financial statements of Tower Semiconductor Ltd. and subsidiaries for the years ended December 31, 2013 and 2012.

Sincerely,

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.

Certified Public Accountants

A Member of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel

January 15, 2015

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